Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Second Quarter

2009 Results

•	Diluted EPS increased 48.6% to $1.10

•	24 New Restaurants Opened

•	Comparable Restaurant Sales increased 1.7%

Denver, Colorado – (Business Wire) – July 22, 2009 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its second quarter ended June 30, 2009.

Highlights for the second quarter of 2009 as compared to the second quarter of 2008 include:

•	Revenue increased 14.1% to $388.8 million

•	Comparable restaurant sales increased 1.7%

•	Restaurant level operating margin was 26.0%, an increase of 360 basis points

•	Net income was $35.4 million, an increase of 44.7%

•	Diluted earnings per share was $1.10, an increase of 48.6%

Highlights for the six months ended June 30, 2009 as compared to the prior year period include:

•	Revenue increased 15.0% to $743.3 million

•	Comparable restaurant sales increased 1.9%

•	Restaurant level operating margin was 24.8%, an increase of 290 basis points

•	Net income was $60.8 million, an increase of 45.6%

•	Diluted earnings per share was $1.88, an increase of 50.4%

“We are pleased with our financial results in the second quarter, as we were able to produce industry leading margins that were the highest Chipotle has ever achieved,” said Founder, Chairman and Co-CEO Steve Ells. “But I’m even more pleased with the recent increased interest in how food in this country is raised, with the release of the critically acclaimed documentary ‘Food, Inc.’, continuing media attention to related issues, and pending legislation that would ban the sub-therapeutic use of antibiotics in livestock. Chipotle continues to be a leader on these issues, and we believe that greater curiosity and transparency about how food is raised will result in consumers becoming more discerning and more demanding about the food they eat, which ultimately will result in a greater appreciation for our Food With Integrity efforts.”

Second quarter 2009 results

Revenue for the second quarter of 2009 increased 14.1% to $388.8 million from $340.8 million in the second quarter of 2008. This growth in revenue was attributable to new restaurants not in the comparable base and a 1.7% increase in comparable restaurant sales in the second quarter. Comparable restaurant sales growth was due to the impact of menu price increases partially offset by a decline in customer visits. Chipotle opened 24 new restaurants during the second quarter of 2009.

Restaurant level operating margins increased to 26.0% in the second quarter of 2009 from 22.4% in the second quarter of 2008, primarily due to menu price increases, more efficient labor staffing, and a decrease in marketing and promotional spend. We expect marketing and promotional spend as a percentage of revenue for the full year 2009 to remain consistent with 2008.

General and administrative expenses were $25.8 million in the second quarter of 2009, or 6.6% of revenue, compared to $20.7 million in the second quarter of 2008, or 6.1% of revenue. The increase as a percentage of revenue resulted from higher performance based bonus accruals in 2009 and a reversal during the second quarter of 2008 of bonus accruals from the first quarter, partially offset by menu price increases.

Net income for the second quarter of 2009 was $35.4 million, or $1.10 per diluted share, compared to $24.5 million, or $0.74 per diluted share in the second quarter of 2008.

Results for the six months ended June 30, 2009

Revenue for the six months ended June 30, 2009 increased 15.0% to $743.3 million from $646.1 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and a 1.9% increase in comparable restaurant sales. Comparable restaurant sales growth was due to the impact of menu price increases partially offset by a decline in customer visits. Chipotle opened 50 new restaurants during the six months ended June 30, 2009 and as of June 30th operated 886 restaurants.

Restaurant level operating margins increased to 24.8% in the period, versus 21.9% in the six months ended June 30, 2008 primarily due to menu price increases and a decrease in marketing and promotional spend.

General and administrative expenses were $49.5 million for six months ended June 30, 2009, or 6.7% of revenue, compared to $42.2 million, or 6.5% of revenue, for the prior year period. General and administrative expenses increased as a percentage of revenue primarily due to the higher performance-based bonus accruals for 2009 partially offset by the impact of menu price increases.

Net income for the six months ended June 30, 2009 was $60.8 million, or $1.88 per diluted share, compared to $41.8 million, or $1.25 per diluted share in the prior year period.

“At a time when we need to work harder than ever to earn each customer’s visit, our managers and crews are rising to the occasion,” said Monty Moran, co-CEO of Chipotle. “Our teams are better than ever, and this is leading to better food, better service, and better restaurant level margins.”

Outlook

For 2009, management expects the following:

•	Full year comparable restaurant sales increases in the low single digits

•	120-130 new restaurant openings

•	An effective tax rate of approximately 38.4%

•	Diluted weighted average common shares outstanding of approximately 32.2 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss second quarter 2009 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Co-Chief Executive Officer, Monty Moran, Co-Chief Executive Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-220-8639 or 1-913-905-3164 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 8814456. The replay will be available until July 29, 2009. The call will be webcast live from the Company’s Web site at Chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates nearly 900 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including our expectations for marketing and promotional spend during 2009 as well as statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, the number of restaurants we intend to open, our expected effective tax rate, and expected number of common shares outstanding, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; risks related to our implementation of a new marketing strategy; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at Chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2009		2008
Revenue	$388,836	100.0%	$340,754	100.0%

Restaurant operating costs:
Food, beverage and packaging	120,207	30.9	109,697	32.2
Labor	95,389	24.5	88,278	25.9
Occupancy	28,167	7.2	23,404	6.9
Other operating costs	43,845	11.3	42,897	12.6
General and administrative expenses	25,797	6.6	20,684	6.1
Depreciation and amortization	15,197	3.9	12,707	3.7
Pre-opening costs	1,568	0.4	3,403	1.0
Loss on disposal of assets	1,344	0.3	1,370	0.4

	331,514	85.3	302,440	88.8

Income from operations	57,322	14.7	38,314	11.2

Interest and other income	293	0.1	925	0.3
Interest and other expense	(186)	0.0	(75)	—

Income before income taxes	57,429	14.8	39,164	11.5
Provision for income taxes	(22,036)	(5.7)	(14,696)	(4.3)

Net income	$35,393	9.1%	$24,468	7.2%

Earnings per share:
Basic	$1.11		$0.74

Diluted	$1.10		$0.74

Weighted average common shares outstanding:
Basic	31,856		32,856

Diluted	32,195		33,284

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2009		2008
Revenue	$743,292	100.0%	$646,081	100.0%

Restaurant operating costs:
Food, beverage and packaging	230,091	31.0	208,591	32.3
Labor	188,956	25.4	169,688	26.3
Occupancy	55,124	7.4	45,237	7.0
Other operating costs	84,508	11.4	81,270	12.6
General and administrative expenses	49,516	6.7	42,244	6.5
Depreciation and amortization	29,917	4.0	24,877	3.9
Pre-opening costs	3,461	0.5	6,234	1.0
Loss on disposal of assets	3,208	0.4	2,833	0.4

	644,781	86.7	580,974	89.9

Income from operations	98,511	13.3	65,107	10.1

Interest and other income	491	0.1	2,268	0.4
Interest and other expense	(259)	0.0	(149)	0.0

Income before income taxes	98,743	13.3	67,226	10.4

Provision for income taxes	(37,958)	(5.1)	(25,474)	(3.9)

Net income	$60,785	8.2%	$41,752	6.5%

Earnings per share:
Basic	$1.90		$1.27

Diluted	$1.88		$1.25

Weighted average common shares outstanding:
Basic	31,929		32,832

Diluted	32,278		33,307

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,299	$88,044
Accounts receivable, net of allowance for doubtful accounts of $366 and $608 as of June 30, 2009 and December 31, 2008, respectively	3,217	3,643
Inventory	5,715	4,789
Current deferred tax asset	3,214	2,557
Prepaid expenses	13,033	11,764
Income tax receivable	5,819	285
Available-for-sale securities	—	99,990

Total current assets	239,297	211,072

Leasehold improvements, property and equipment, net	605,631	585,899
Other assets	6,472	6,075
Goodwill	21,939	21,939

Total assets	$873,339	$824,985

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$24,666	$23,890
Accrued payroll and benefits	29,355	24,469
Accrued liabilities	26,836	28,347
Current portion of deemed landlord financing	85	82

Total current liabilities	80,942	76,788

Deferred rent	94,679	87,009
Deemed landlord financing	3,835	3,878
Deferred income tax liability	38,832	29,863
Other liabilities	5,991	4,857

Total liabilities	224,279	202,395

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2009 and December 31, 2008	—	—
Class A common stock, $0.01 par value, 200,000 shares authorized, and 14,884 and 14,453 shares issued as of June 30, 2009 and December 31, 2008, respectively	149	145
Class B common stock, $0.01 par value, 30,000 shares authorized, 18,425 shares issued as of June 30, 2009 and December 31, 2008	184	184
Additional paid-in capital	525,023	501,993
Treasury stock, at cost, 1,656 and 692 class B common shares at June 30, 2009 and December 31, 2008, respectively	(87,744)	(30,227)
Accumulated other comprehensive loss	(25)	(193)
Retained earnings	211,473	150,688

Total shareholders’ equity	649,060	622,590

Total liabilities and shareholders’ equity	$873,339	$824,985

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2009	2008
Operating activities
Net income	$60,785	$41,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,917	24,877
Deferred income tax provision	8,312	7,628
Loss on disposal of assets	3,208	2,833
Bad debt allowance	(245)	304
Stock-based compensation	7,711	4,791
Other	168	(33)
Changes in operating assets and liabilities:
Accounts receivable	671	(305)
Inventory	(926)	(819)
Prepaid expenses	(1,269)	(2,426)
Other assets	(397)	(1,737)
Accounts payable	82	5,143
Accrued liabilities	3,375	(9,061)
Income tax receivable/payable	(5,534)	10,902
Deferred rent	7,670	10,633
Other long-term liabilities	1,134	1,157

Net cash provided by operating activities	114,662	95,639

Investing activities
Purchases of leasehold improvements, property and equipment, net	(51,809)	(71,266)
Maturity of available-for-sale securities	99,990	20,000

Net cash provided by (used in) investing activities	48,181	(51,266)

Financing activities
Proceeds from option exercises	8,173	41
Excess tax benefit on stock-based compensation	6,796	64
Payments on deemed landlord financing	(40)	(37)
Acquisition of treasury stock	(57,517)	—

Net cash provided by (used in) financing activities	(42,588)	68

Net change in cash and cash equivalents	120,255	44,441
Cash and cash equivalents at beginning of period	88,044	151,176

Cash and cash equivalents at end of period	$208,299	$195,617

Supplemental disclosures of cash flow information
Increase/(decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$694	$(542)

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
Number of restaurants opened	24	26	39	20	49
Restaurant relocations or closures	—	(1)	—	—	(1)
Number of restaurants at end of period	886	862	837	798	778
Average restaurant sales	$1,734	$1,755	$1,763	$1,768	$1,774
Comparable restaurant sales increases	1.7%	2.2%	3.5%	3.1%	7.1%